Exhibit 99.1

CAUSE NO.

HUNTSMAN CORPORATION,	§	IN THE DISTRICT COURT OF
§
Plaintiff,	§
§
versus	§
§
LEON BLACK, JOSHUA J. HARRIS,	§
APOLLO GLOBAL MANAGEMENT, L.L.C.,	§
APOLLO MANAGEMENT, L.P., APOLLO	§
MANAGEMENT IV, L.P., APOLLO	§
MANAGEMENT V, L.P., APOLLO	§
MANAGEMENT VI, L.P., APOLLO	§
INVESTMENT FUND IV, L.P., APOLLO	§
OVERSEAS PARTNERS IV, L.P., APOLLO	§
ADVISORS IV, L.P., APOLLO INVESTMENT	§
FUND V, L.P., APOLLO OVERSEAS	§
PARTNERS V, L.P., APOLLO	§
NETHERLANDS PARTNERS V(A), L.P.,	§
APOLLO NETHERLANDS	§
PARTNERS V(B), L.P., APOLLO GERMAN	§
PARTNERS V GMBH & CO. KG, APOLLO	§	MONTGOMERY COUNTY, TEXAS
ADVISORS V, L.P., APOLLO INVESTMENT	§
FUND VI, L.P., APOLLO OVERSEAS	§
PARTNERS VI, L.P., APOLLO OVERSEAS	§
PARTNERS (DELAWARE) VI, L.P.,	§
APOLLO OVERSEAS PARTNERS	§
(DELAWARE 892) VI, L.P., APOLLO	§
OVERSEAS PARTNERS (GERMANY) VI,	§
L.P., AND APOLLO ADVISORS VI, L.P.	§
§
Defendants.	§	JUDICIAL DISTRICT

PLAINTIFF’S ORIGINAL PETITION

TO THE HONORABLE JUDGE OF SAID COURT:

NOW COMES Plaintiff Huntsman Corporation (“Huntsman”) and files this its Original Petition complaining of Defendants Leon Black (“Black”), and Joshua J. Harris (“Harris”), Apollo Global Management, L.L.C., Apollo Management, L.P., Apollo Management IV, L.P., Apollo Management V, L.P., Apollo Management VI, L.P., Apollo Investment Fund IV, L.P.,

Apollo Overseas Partners IV, L.P., Apollo Advisors IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GmbH & Co. KG, Apollo Advisors V, L.P., Apollo Investment Fund VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Overseas Partners (Germany) VI, L.P., and Apollo Advisors VI, L.P., and for its causes of action would show the Court as follows:

A.  DISCOVERY CONTROL PLAN

1.             Huntsman intends to conduct discovery in this matter under Level 3 of Texas Rule of Civil Procedure 190.3, with an expedited discovery control plan by Court order.

B.  PARTIES

2.             Plaintiff Huntsman is a Delaware corporation qualified to do business in Texas with its executive offices in Salt Lake City, Utah, and its principal administrative office in The Woodlands, Texas.

3.             Defendant Leon Black is an individual and New York resident.  His usual place of business is 9 West 57th Street, New York, New York 10019.

4.             Defendant Joshua J. Harris is an individual and New York resident.  His usual place of business is 9 West 57th Street, New York, New York 10019.

5.             Black and Harris are co-founders and managing partners of Apollo Global Management LLC, an alternative asset manager specializing in private equity, distressed debt, and mezzanine investing.  Black and Harris conduct their business through a variety of Apollo entities, intermediate holding companies, and subsidiaries, including the named defendants in this litigation.  At year-end 2007 Apollo had under management over $40 billion in its private equity and capital markets business.  Along with the third managing partner Marc Rowan, Black and Harris make the investment decisions for the Apollo entities.

6.             Defendant Apollo Investment Fund IV, L.P. is a Delaware limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York 10577.  Defendant Apollo Overseas Partners IV, L.P. is a Cayman Islands limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York 10577.  Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. are referred to collectively as “Apollo Fund IV.”  Defendant Apollo Advisors IV, L.P., a Delaware limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York 10577, is the general partner of Apollo Fund IV.  Defendant Apollo Management IV, L.P., a Delaware limited partnership with principal executive offices at 9 West 57th Street, New York, New York 10019, is the investment manager for Apollo Fund IV.

7.             Defendant Apollo Investment Fund V, L.P. is a Delaware limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York 10577.  Defendant Apollo Overseas Partners V, L.P. is a Cayman Islands limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York 10577.  Defendant Apollo Netherlands Partners V(A), L.P. is a Cayman Islands limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York 10577.  Defendant Apollo Netherlands Partners V(B), L.P. is a Cayman Islands limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York 10577.  Defendant Apollo German Partners V GmbH & Co. KG is a German limited partnership with its principal executive offices at One Manhattanville Road, Purchase, New York 10577.  Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P. and Apollo German Partners V GmbH & Co. KG are referred to collectively as “Apollo Fund V.”  Defendant Apollo Advisors V, L.P., a Delaware limited partnership, with principal executive offices at One Manhattanville Road, Purchase, New York 10577, is the general partner of Apollo Fund V.  Defendant Apollo Management V, L.P., a Delaware limited partnership with principal executive offices at 9 West 57th Street, New York, New York 10019, is the investment manager for Apollo Fund V.

8.             Apollo Fund IV and Apollo Fund V together hold a 92% interest in Hexion LLC, the 100% owner of Hexion Specialty Chemicals, Inc.

9.             Defendant Apollo Investment Fund VI, L.P. is a Delaware limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York 10577.  Defendant Apollo Overseas Partners VI, L.P. is a Cayman Islands limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York 10577.  Defendant Apollo Overseas Partners (Delaware) VI, L.P. is a Delaware limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York 10577.  Defendant Apollo Overseas Partners (Delaware 892) VI, L.P. is a Delaware limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York 10577.  Defendant Apollo Overseas Partners (Germany) VI, L.P. is a Cayman Islands limited partnership with its principal executive offices at One Manhattanville Road, Purchase, New York 10577.  Apollo Investment Fund VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P. and Apollo Overseas Partners (Germany) VI, L.P. are referred to collectively as “Apollo Fund VI.”  Defendant Apollo Advisors VI, L.P., a Delaware limited partnership, with principal executive offices at One Manhattanville Road, Purchase, New York 10577, is the general partner of Apollo Fund VI.  Defendant Apollo Management VI, L.P., a Delaware limited partnership with principal executive offices at 9 West 57th Street, New York, New York 10019, is the investment manager for Apollo Fund VI.  On

June 1, 2007, Hexion and Apollo Management VI, L.P. entered into a confidentiality agreement with Huntsman in connection with consideration of a possible transaction involving Hexion and Huntsman.

10.           Defendant Apollo Management, L.P., a Delaware limited partnership with principal executive offices at 9 West 57th Street, New York, New York 10019, is the sole member and manager of Apollo Management IV, L.P., Apollo Management V, L.P. and Apollo Management VI, L.P.

11.           Defendant Apollo Global Management, LLC, a Delaware limited liability corporation with principal executive offices at 9 West 57th Street, New York, New York 10019, is the ultimate parent company of all of the other Apollo entities.

12.           Pursuant to Rules 106 and 108 of the Texas Rules of Civil Procedure, the defendants may be served with process herein by mailing citation and a copy of this original petition by registered or certified mail, return receipt requested, to each defendant at its principal executive office identified in paragraphs 3-11 above.

13.           Whenever it is alleged herein that “Apollo” took an action or made a statement, such allegation refers to the act or statement of a duly authorized representative of the defendant Apollo management companies acting in the course and scope of his employment and on behalf of and for the benefit of the Apollo Funds IV, V, and VI that the respective defendant Apollo management companies manage.

C.  JURISDICTION AND VENUE

14.           This Court has both general and specific personal jurisdiction over the defendants because each of them have either (a) had continuous and systematic contacts with Texas through business and transactions in Texas, or (b) sufficient minimum contacts with the State of Texas to give rise to jurisdiction for purposes of this lawsuit.

15.           General jurisdiction is proper in this court because the defendants have substantial contacts with the State of Texas and those contacts are continuous and systematic. These contacts include conducting numerous transactions in Texas wherein investments were made in companies with assets and operations in Texas.  In connection with that, the employees and agents of the defendants frequently come to Texas and negotiate transactions in Texas.  In addition, certain defendants have purposefully availed themselves of the benefits of the State of Texas by filing litigation in Texas and have, therefore, subjected themselves to the jurisdiction of this state.  All of these contacts are of such a continuous and systematic nature that the exercise of general jurisdiction by the courts of this state is reasonable.

16.           Specific jurisdiction is proper in this case because this case arises out of and is related to specific contacts by the defendants and their agents with the State of Texas.  Specifically, many of the representations made the basis of this suit were made to representatives of Huntsman in Texas.  Further, the causes of action alleged herein are tortious actions that were purposefully directed at Huntsman in the State of Texas.  All of the contacts occurred while the defendants were purposefully availing themselves of the benefits and protection of Texas law.

17.           Jurisdiction is proper in this case over the individual defendants, Black and Harris, because in addition to transacting business in Texas, the individual defendants have committed a tort, in whole or in part, in this state and, therefore, have subjected themselves to the jurisdiction of this state.  Defendants made representations and participated in negotiations that are in issue in this case, in part, through either in-person, electronic, written and/or telephonic communications directed to Texas.

18.           Venue is proper in Montgomery County under Sections 15.002 (a)(1) or (a)(4) of the TEXAS CIVIL PRACTICE & REMEDIES CODE, in that a substantial part of the events giving rise to Huntsman’s claims occurred in Montgomery County and Huntsman resided in Montgomery County at the time of the events in question.

D.  FACTUAL ALLEGATIONS

Apollo Tries and Fails To Acquire Huntsman

19.           Huntsman is among the world’s largest global manufacturers and marketers of differentiated chemical products and inorganic chemical products.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging.

20.           Black and Harris first tried to acquire Huntsman in 2005.  In November of that year they approached Huntsman with a preliminary proposal for the acquisition of Huntsman by Hexion Specialty Chemicals, Inc. (“Hexion”), a New Jersey corporation and an entity owned indirectly by defendants Apollo Fund IV and Apollo Fund V.  Hexion calls itself the global leader in thermoset resins and says it serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products, and technical support for customers in a diverse range of applications.

21.           After receiving Apollo’s preliminary proposal in November 2005, Huntsman engaged financial and legal advisors and put in place a process to identify and obtain bids from other potential acquirors in addition to Apollo.

22.           By representing that it was prepared to pay a price of $25 per share, Apollo induced Huntsman to end discussions with other bidders and to negotiate exclusively with Apollo.  At the eleventh hour of the negotiations, Harris informed Huntsman that Apollo’s $25 per share offer would need to be reduced, purportedly in light of recent developments.  Apollo also refused to accept certain critical terms of the proposed merger agreement.  Unwilling to accept a lower price and Apollo’s revised merger agreement terms, Huntsman terminated the negotiations with Apollo.

Apollo Again Seeks To Acquire Huntsman But Loses Out To Basell

23.           Following the termination of the sale discussions in February 2006, Huntsman throughout the remainder of 2006 pursued its strategy of divesting its base chemicals and polymers businesses.  During this period, Harris again suggested Apollo would be willing to pay $25 per share to acquire Huntsman.  But, after engaging Huntsman’s interest, Harris then recanted and said Apollo would offer only between $20 to $21 per share, a price in which Huntsman was not interested.

24.           In May 2007, Huntsman received an unsolicited letter from a third party proposing to acquire Huntsman at a price of $24 per share, subject to due diligence and obtaining committed financing.  To fulfill its fiduciary duties to its shareholders, Huntsman contacted several other parties, including Apollo, to see whether any would be willing to offer a higher price.  In response to these inquiries, on May 18, 2007, Huntsman received a written offer from Apollo on behalf of Hexion again offering to pay a price of $25 per share to acquire Huntsman.

25.           Thereafter, Huntsman decided to re-establish a sales process and created a Transaction Committee, comprised solely of independent and disinterested directors, to oversee the evaluation process related to the acquisition proposals.  Huntsman and the Transaction

Committee retained legal and financial advisors to assist in the process.  Apollo participated in that process, and Harris personally led the negotiations for Apollo.

26.           In early June 2007, Huntsman entered into confidentiality agreements with Apollo and Hexion, Basell AF (an affiliate of Access Industries), and a third company to allow them to begin to conduct due diligence.  During June 2007, Huntsman management met separately with the management and financial and legal advisers of each potential bidder at Huntsman’s offices in Montgomery County, made due diligence presentations, and presented each potential bidder with a draft merger agreement and access to an electronic data room.  Harris and other representatives of Apollo participated extensively in those meetings in Montgomery County, Texas.

27.           On June 12, 2007, Apollo submitted a written offer for Hexion to purchase Huntsman in a cash merger at a price of $25 per share.  At that time Harris represented to Huntsman that “we are strongly committed to the transaction” and tried to dissuade Huntsman from dealing with other bidders.  But on June 22, 2007, Basell also submitted a merger proposal to Huntsman.

28.           Thereafter, Huntsman representatives informed Apollo (1) that the Transaction Committee would meet on June 25, 2007 to evaluate further the offers and conclude the process and to shortly thereafter enter into a definitive agreement, (2) that Apollo’s current offer of $25 per share was unlikely to result in Huntsman’s Transaction Committee recommending that the company accept Apollo’s proposal, and (3) that Apollo should submit its best and final offer.

29.           On the afternoon of June 25, 2007, Apollo hurriedly submitted a revised offer on behalf of Hexion to purchase Huntsman at $26 per share.  Harris represented to Huntsman’s financial advisors that Apollo had done everything possible to maximize the price and that the $26 per share offer was its final offer.  On the same afternoon, Basell submitted a final proposed merger agreement and financing commitment to purchase Huntsman at a price of $25.25 per share.

30.           Late on June 25, 2007, Huntsman’s board of directors met to consider the terms, conditions, and risks associated with the cash merger proposals of Basell and Apollo.  Both management and the principal shareholders expressed the view that the Basell transaction, although nominally at a lower price, represented the better alternative of the two proposals due to the fact that the Basell proposal could be consummated more quickly and with greater regulatory certainty.

31.           After considering the proposed terms of the competing proposals, including the price per share weighted against the shorter time to close and lower regulatory risk associated with the Basell transaction as compared with the Apollo offer, the Transaction Committee unanimously resolved to recommend that the Huntsman Board of Directors approve the Basell proposal.  Thereafter, the full Huntsman board approved the Basell merger agreement and recommended that Huntsman’s shareholders adopt the Basell merger agreement.  That evening Huntsman and Basell entered into a definitive merger agreement.

Apollo Fraudulently Induces Huntsman To Terminate the Basell Merger Agreement and Enter Into a Merger Agreement with Hexion

32.           Later that same evening, upon learning that Huntsman had entered into a merger agreement with another bidder, Apollo was upset that its $26 per share bid had not succeeded.  Apollo told Huntsman that, if Huntsman would terminate its merger agreement with Basell, Apollo was prepared to increase its proposal to a price of $27 per share.  Harris told Huntsman’s chairman that Apollo would do anything it had to do to beat Basell.  On June 29, 2007, Harris delivered a letter to Huntsman outlining a revised proposal for Hexion to acquire Huntsman at a price of $27.25 per share.

33.           Apollo knew Huntsman’s board had a fiduciary duty to consider any bid likely to result in a superior value to its shareholders. Of course, the revised Apollo offer would benefit Huntsman’s shareholders only if it were consummated.  What led Huntsman to accept Basell’s proposal in the first instance was the greater certainty it could be closed.  Therefore in subsequent negotiations with Apollo, the critical issue to Huntsman was the commitment of Apollo to close the merger with Hexion at the higher price.

34.           In the course of those negotiations, Huntsman notified Basell of the revised Apollo proposal and provided Basell with a copy of Apollo’s increased offer and the revised proposed Hexion merger agreement.  On July 5, 2007, Basell delivered a letter to Huntsman arguing that the Basell merger agreement was superior to the Apollo offer because, in part, it had less completion risk.

35.           To counter Basell’s arguments and to induce Huntsman to find its proposal superior, Harris represented to Huntsman that Apollo and Hexion were fully committed to close the transaction on the terms set forth in their revised proposal.  Harris represented that Hexion would commit to take all actions necessary to secure the required financing and regulatory approvals.  To demonstrate its “firm commitment to complete the transaction on the terms agreed” and to further induce Huntsman to terminate the Basell merger, Apollo increased its proposal to a price of $28 per share, agreed to fund $100 million of the $200 million breakup fee that would be due Basell, and agreed there would be no material adverse effect condition to their banks’ financing commitment and that Hexion would sue the banks if the banks failed to fund their financing commitments.  Harris represented that Apollo’s financing commitments were “rock solid.”

36.           Based on the representations made by Harris and Apollo, the Transaction Committee and the Huntsman board concluded that the revised Apollo offer was superior to the

Basell transaction.  Thus, on July 12, 2007, Huntsman terminated the Basell merger agreement and paid the $200 million termination fee to Basell, of which Hexion funded $100 million.  On the same day, Huntsman and Hexion entered into their definitive merger agreement.

37.           In deciding to terminate the Basell merger in favor of Apollo’s offer, the Transaction Committee and the Huntsman board relied on Apollo’s representations that it was fully committed to close the transaction and that Hexion, and not Huntsman, would bear the significant risks of the transaction.  Specifically, Apollo agreed that there would be no financing condition to Hexion’s obligations to close the merger and that Hexion would bear all of the risk of financing not being available.  Apollo also agreed to a “hell or high water” undertaking thereby accepting 100% of the risk that it might not be able to secure clearance of the merger by all relevant antitrust authorities.  On several occasions, Huntsman told Apollo that it would enter into a transaction with Hexion only if Hexion bore full responsibility and risk for these matters and would bear the economic consequences if these risks resulted in the merger not occurring.

38.           In fact, however, despite its representations, it is now apparent that Leon Black and Joshua Harris never intended to allow Hexion to consummate the merger at a price of $28 per share.  They never wanted Hexion to pay a price that high.  They caused Apollo to offer such a price and Harris represented Apollo’s commitment to accept the financing and regulatory risks only to induce Huntsman to abandon its merger agreement with Basell.  Once Apollo had eliminated Basell as a competitor and secured control of the transaction through an executed merger agreement, they intended at the right time to cause a renegotiation of the transaction and bring the Hexion purchase price down to a level more acceptable to them.

Apollo’s Fraud Is Revealed

39.           Subsequent events have proven Apollo’s duplicity many times over.

40.                                 Even though the merger agreement between Hexion and Huntsman was entered into on July 12, 2007, now—over 11 months later—Hexion has not secured the necessary antitrust clearances or its financing and has not closed the transaction.  Notwithstanding Hexion’s delays, both Black and Harris continued to assure Huntsman that Apollo was not going to back out and would get the transaction done.

41.                                 Contrary to these assurances, Apollo was working in secret on a plan to scuttle the merger at the $28 per price and to force Huntsman to renegotiate a lower price.  Without telling Huntsman, Apollo engaged Duff & Phelps to render an opinion that after consummation of the merger, with Apollo’s proposed financing, the combined entity would be insolvent.  Apollo provided to Duff & Phelps the information on which it wanted the opinion based and told Duff & Phelps not to consult with Huntsman’s management about the information—an absurdity Duff & Phelps itself acknowledged in its report.  When Apollo obtained the report, it never sought to discuss with Huntsman the accuracy of the projections and assumptions Duff & Phelps utilized and the validity of its analysis, the implications of the Duff & Phelps opinion for the transaction, or possible solutions to the alleged insolvency.  It is inconceivable that if Apollo wanted to proceed with the transaction, it would not seek Huntsman’s help with the solvency opinion.  But, without consulting Huntsman, Apollo delivered the report to its banks and released it to the public.

42.                                 In a June 18, 2008 press release Hexion, acting at the direction of Apollo, publicly disclosed the Duff & Phelps insolvency opinion.  Hexion stated that, as a result of the Duff & Phelps opinion, it “does not believe financing will be available” and it “does not believe that the transaction can be completed.”  Prior to that time, Apollo had never discussed with Huntsman any concern about its ability to finance the transaction.  At the same time Hexion announced that Apollo and Hexion had commenced a patently unripe lawsuit against Huntsman, the purpose of which is to try to absolve Apollo and Hexion of any liability if and when the transaction does not close.

43.                                 In their press release and in their lawsuit, Apollo and Hexion also falsely claimed that Huntsman’s financial condition had so deteriorated that it had suffered a “material adverse effect” as defined in the merger agreement.  By creating the false impression that Huntsman was in financial difficulty and did not have a sustainable business, Apollo and Hexion have severely injured Huntsman, wrongfully impaired the value of the company, and unnecessarily disrupted Huntsman’s relationships with its employees, customers, and suppliers.

44.                                 Apollo knew that the issuance of its press release, the publication of the Duff & Phelps opinion, and the content of its lawsuit would signal to the market that Hexion was not going to consummate the transaction at the $28 per share price and would cause Huntsman’s market capitalization to drop significantly, which it did.  In fact, on June 19, 2008, Huntsman’s market capitalization fell by more than $3.6 billion below the offer price of $28 per share.  Apollo intended this result, as Apollo believed it would put pressure on Huntsman to renegotiate the merger transaction and accept a lower price, which was Apollo’s plan all along.

45.                                 In addition, although there is no financing condition to the closing of the merger, the merger agreement imposed on Hexion responsibility to obtain its desired financing.  Insofar as Huntsman is aware, prior to June 18, 2008, Apollo’s lenders were fully prepared to fund their financing commitments.  Instead of proceeding diligently and in good faith toward finalizing such financing, Apollo has undermined its own financing commitments by procuring and publicizing the Duff & Phelps insolvency opinion.  Indeed, while posturing that it will use its best efforts to close the transaction, in its June 18 press release Hexion stated that it did not believe the banks would provide the financing contemplated by the commitment letters or that alternate financing will be available.

46.                                 All of this is the result of the deliberate decision of Leon Black and Joshua Harris not to allow Hexion to proceed with the transaction as currently priced.  There was no reason for Apollo to obtain a solvency opinion at this time.  Apollo had no obligation under the merger agreement or even its bank commitment letters to obtain or deliver a solvency opinion.  The only purpose of Apollo’s secretly obtaining and then publishing such an opinion was to try to force Huntsman to accept a lower price for the company.  However, Huntsman fully intends to hold Apollo and Hexion to their commitment to close the transaction at the promised $28 per share price.

47.                                 All of the foregoing actions are completely inconsistent with representations made by Harris and Apollo to induce Huntsman to terminate the Basell merger agreement and to enter into a merger agreement with Hexion.  Indeed, it now clearly appears that Apollo’s representations, on which Huntsman reasonably relied, were false.  As a result of Apollo’s fraud, Huntsman and its shareholders lost the benefit of the merger with Basell.

E.  CAUSES OF ACTION

FRAUD

48.                                 Huntsman realleges the allegations set forth above as if set forth verbatim herein.

49.                                 As a result of the fraudulent representations of Apollo, upon which Huntsman reasonably relied, Huntsman terminated the Basell merger agreement and entered into a merger agreement with Hexion that Apollo never intended to consummate at the higher $28 per share price.

50.                                 Therefore Apollo is liable to Huntsman for common law fraud and/or fraud in the inducement.  Apollo is further liable for statutory fraud and/or aiding and abetting statutory fraud under Section 27.01 of the TEXAS BUSINESS & COMMERCE CODE because it made, and caused Hexion to make, false representations for the purpose of inducing Huntsman to abandon its merger with Basell and enter into a merger with Hexion, on which false representations Huntsman relied.

51.                                 Harris is personally liable for the fraud because he personally and knowingly participated in—indeed, directed—the fraud.  On information and belief, Black approved, consented to, and ratified the fraud, which makes him personally liable as well.

52.                                 Huntsman is entitled to recover its actual damages.  Moreover, because of Apollo’s, Black’s, and Harris’s actual awareness of their fraud, Huntsman is entitled to recover exemplary damages.

TORTIOUS INTERFERENCE WITH CONTRACT

53.                                 Huntsman realleges the allegations set forth above as if set forth verbatim herein.

54.                                 Apollo is liable for tortious interference with the Huntsman/Basell merger agreement.  Apollo systematically, willfully and intentionally interfered with the existing Basell merger agreement through improper means and caused Huntsman to lose the benefit of the Basell merger agreement.  Its interference was neither justified nor privileged.

55.                                 Alternatively, Apollo is liable for tortious interference with Huntsman’s prospective business relationship with Basell.  Absent its fraudulent conduct, it is highly probable Huntsman and Basell would have consummated the merger contemplated by the already-executed Huntsman/Basell merger agreement.  Apollo’s wrongful actions prevented that relationship from occurring.

56.                                 Apollo’s actions have deprived Huntsman of the opportunity to consummate its merger with Basell, impaired the value of Huntsman, and caused Huntsman shareholders to lose approximately $3 billion.  Moreover, as a result of its actions, Apollo caused Huntsman to pay $100 million in the form of a breakup fee to Basell to terminate the contract.

57.                                 Harris is personally liable for the tortious interference because he personally and knowingly participated in—indeed, directed—the tortious interference.  On information and belief, Black approved, consented to, and ratified the tortious interference, which makes him personally liable as well.

DAMAGES

58.                                 As a result of defendants’ actions, unless Apollo and Hexion close the merger transaction on its current terms, Huntsman will have suffered damages in excess of the jurisdictional minimum of this Court, including, at a minimum, the following damages:

a.                                       Approximately $3 billion in damages arising from the lost opportunity to consummate the Basell merger;

b.                                      $100 million paid to Basell by Huntsman as a breakup fee;

c.                                       Damages for the injury to Huntsman’s business and impairment of the value of the company caused by defendants’ wrongful conduct.

DEMAND FOR JURY TRIAL

59.                                 Plaintiff Huntsman Corporation demands its right to have a trial by jury in this matter.

PRAYER

Huntsman respectfully requests that, after a trial by jury (a jury fee was included with the filing of this petition), judgment be entered in its favor and it be awarded:

a.                                       actual damages,

b.                                      exemplary damages,

c.                                       costs and reasonable attorneys’ fees as may be allowed by law;

d.                                      pre-judgment interest;

e.                                       post-judgment interest; and

f.                                         such other and further relief, either in law or equity, that is just and appropriate.

Respectfully submitted,

/s/ David T. Harvin
Harry M. Reasoner
Texas State Bar No. 16642000
David T. Harvin
Texas State Bar No. 09189000
N. Scott Fletcher
Texas State Bar No. 00789046
Erica L. Krennerich
Texas State Bar No. 11725200
Michael C. Holmes
Texas State Bar No. 24002307
VINSON & ELKINS L.L.P.
2500 First City Tower
1001 Fannin
Houston, Texas 77002-6760
(713) 758-2222
(713) 758-2346 (fax)

Karen D. Smith
Texas State Bar No. 00785001
DRUCKER, RUTLEDGE & SMITH, L.L.P.
Waterway Plaza One
10003 Woodlock Forest Drive, Suite 225
The Woodlands, Texas 77380
(281) 681-3515
(281) 681-3543 (fax)

ATTORNEYS FOR PLAINTIFF
HUNTSMAN CORPORATION